Exhibit 99

Gabelli Pro Forma Financial Data for Settlement of Mandatory Convertible Purchase Contracts

    RYE, N.Y.--(BUSINESS WIRE)--Feb. 28, 2005--Gabelli Asset Management Inc. (NYSE: GBL) issued 1,517,483 shares of class A common stock and received proceeds of $70,567,500 on February 17, 2005 in settlement of the purchase contracts issued pursuant to its mandatory convertible securities.
    Gabelli's statements of financial condition at December 31, 2003 and December 31, 2004 are presented in Table I along with a pro forma statement of financial condition as of February 17, 2005 based on December 31, 2004 balances, adjusted for the issuance of the common shares and the receipt of proceeds. On February 17, 2005, Gabelli's stockholders' equity totaled approximately $423 million on this pro forma basis compared to $378 million and $352 million on December 31, 2003 and 2004, respectively.
    Gabelli issued these mandatory convertible securities consisting of purchase contracts and senior notes in February 2002. The senior notes due February 17, 2007 were remarketed in November 2004 and the interest rate was reset from 6% to 5.22% at that time.
    During 2004, Gabelli returned over $100 million of earnings to shareholders through its stock buyback program and quarterly and special dividends.
    Gabelli Asset Management Inc., through its subsidiaries, manages approximately $28.7 billion in assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Alternative Investment Group).

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.




Table I

                     GABELLI ASSET MANAGEMENT INC.
       CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                                               (a)
                            December 31,  December 31,    February 17,
                                2003          2004            2005
                            ------------ --------------  -------------
ASSETS                                    (unaudited)     (unaudited)

Cash and cash equivalents  $    386,511 $      257,096  $     327,663
Investments                     295,411        381,689        381,689
Receivables                      39,667         46,571         46,571
Other assets                     14,922         13,616         13,616
                            ------------ --------------  -------------

     Total assets          $    736,511 $      698,972  $     769,539
                            ============ ==============  =============

LIABILITIES AND
 STOCKHOLDERS' EQUITY

Compensation payable       $     25,552 $       27,645  $      27,645
Income taxes payable             12,323          8,526          8,526
Accrued expenses and other
 liabilities                     27,900         22,142         22,142
                            ------------ --------------  -------------
     Total operating
      liabilities                65,775         58,313         58,313
5.5% Senior notes (due
 May 15, 2013)                  100,000        100,000        100,000
5% Convertible note
 (conversion price, $52 per
 share; note due August 14,
 2011)                          100,000        100,000        100,000
5.22% Senior notes
 (remarketed November 17,
 2004;due February 17, 2007)          -              -         82,308
Mandatory convertible
 securities (purchase
 contract settlement date,
 February 17, 2005; notes
 due February 17, 2007)          84,030         82,308              -
                            ------------ --------------  -------------

     Total liabilities          349,805        340,621        340,621

Minority interest                 8,395          6,171          6,171

Stockholders' equity (b)        378,311        352,180        422,747
                            ------------ --------------  -------------

Total liabilities and
 stockholders' equity      $    736,511 $      698,972  $     769,539
                            ============ ==============  =============

(a) Represents pro forma statement of financial condition as of February 17, 2005 based on the December 31, 2004 statement of financial condition adjusted only for the issuance of 1,517,483 shares of class A common stock and the receipt of proceeds totaling $70,567,500 on February 17, 2005 in settlement of the purchase contracts issued pursuant to its mandatory convertible securities.

(b) Shares outstanding: 30,049,556 at 12/31/03; 28,837,034 at
    12/31/04; 30,355,217 at 2/17/05.



    CONTACT: Gabelli Asset Management
             Michael R. Anastasio, 914/921-5147
                or
             For further information please visit
             www.gabelli.com